UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 26, 2008

OVERLAND STORAGE, INC.

(Exact name of registrant as specified in its charter)

California	000-22071	95-3535285
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4820 Overland Avenue, San Diego, California 92123

(Address of principal executive offices, including zip code)

(858) 571-5555

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.	Entry into a Material Definitive Agreement.

On November 26, 2008, we entered into an accounts receivable financing agreement with Marquette Commercial Finance (“MCF”), a division of Marquette Business Credit, Inc. Under the terms of the Account Transfer and Purchase Agreement (the “Agreement”), we may offer to sell our accounts receivable to MCF each month during the term of the Agreement, up to a maximum amount outstanding at any time of $9,000,000 (the “Facility Amount”). We are not obligated to offer accounts in any month, and MCF has the option to decline to purchase any accounts. Each account purchased by MCF is purchased by MCF without recourse against us.

Purchase Price. The purchase price for each account purchased under the Agreement will consist of an Initial Payment (defined below) and a Residual Payment (defined below). The “Initial Payment” will be paid to us on the business day that MCF accepts for purchase the related account, and the “Residual Payment” will be paid to us within five business days after MCF receives and deposits the proceeds of collection for the subject account in an amount equal to the Net Amount (defined below) of such account, subject to MCF’s right to withhold payment of Residual Payments hereunder, and subject to MCF’s right to withhold, offset and charge, each as described below.

•	“Initial Payment” means seventy percent (70%) of the Gross Amount of an account.

•	“Gross Amount” of an account means the gross face amount payable pursuant to the related invoice.

•	“Net Amount” of an account means the Gross Amount of such account, less all permitted discounts, deductions and allowances.

•

“Residual Payment” with respect to an account means the aggregate amount collected with respect to such account, less the sum of (i) the Initial Payment with respect to such account, (ii) the Fixed Discounts (defined below), (iii) any and all reasonable attorneys’ fees and other costs of collection.

•

“Fixed Discount” means a discount computed on the Gross Amount of an account based on the actual days elapsed from the date of the Initial Payment for such account until up to three business days after the proceeds of collection for such account are received and deposited by MCF. For collections which take one to 60 days the discount will be 2.50%; for collections which take 61 to 75 days the discount will be 3.0% and for collections which take over 75 days the discount will be 3.50%.

Servicing Fee. Under the Agreement, we will pay MCF a “Servicing Fee” on the first day of each calendar month equal to (i) $10,000, minus (ii) the total Fixed Discount earned during the previous month. Such fee will be paid to MCF so long as this Agreement is in effect.

Security Interest. Performance of our obligations under the Agreement is secured by a security interest in all of our accounts receivable.

Termination. The Agreement may be terminated by either party upon 30 days written notice. We are required to pay a fee in the amount of 2.0% of the Facility Amount if the Agreement is terminated by us (“Termination Fee”). However, if we terminate the Agreement after the expiration of one year from the effective date of the Agreement, but before the expiration of two years from such date, one-half of the Termination Fee will be waived. If the Agreement is terminated by us more than two years after the effective date, all of the Termination Fee will be waived. MCF may, at its election, terminate this Agreement immediately and without the requirement of notice to us if (i) we fail to perform any of our obligations under the Agreement or breach any of our material representations and warranties under the Agreement, (ii) we or any of our affiliates become insolvent or suspend all or a substantial part of our or their business, (iii) a petition under the Bankruptcy Code or any other insolvency or debtor statute shall be filed by or against us or any of our affiliates or any receivership proceedings with respect thereto shall commence, (iv) any guarantee of any of our obligations under the Agreement shall be terminated or become impaired, (v) an event of default occurs under any other agreement now or hereafter executed between us and MCF, or (vi) MCF otherwise determines that it is insecure under the Agreement.

A complete copy of the Account Transfer and Purchase Agreement is attached as Exhibit 10.1 to this report and is incorporated herein by reference. The summary of the financing transaction set forth above does not purport to be complete and is qualified in its entirety by reference to the Account Transfer and Purchase Agreement.

On November 26, 2008, we issued a press release announcing the closing of the MCF financing transaction, which is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

ITEM 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 of this report.

ITEM 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

10.1	Account Transfer and Purchase Agreement dated November 26, 2008 between Overland Storage, Inc. and Marquette Commercial Finance, a division of Marquette Business Credit, Inc.

99.1	Press Release dated November 26, 2008, issued by Overland Storage, Inc.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

OVERLAND STORAGE, INC.

Date: December 3, 2008	By:	/s/ Kurt L. Kalbfleisch
Kurt L. Kalbfleisch
Vice President of Finance and Chief Financial Officer